                                  EXHIBIT 12

                     COMPUTATION OF RATIO OF EARNINGS TO
                                FIXED CHARGES
                            (Dollars in thousands)

                                           Successor                                      Successor
                                         Basis - Taylor                                 Basis - Taylor
                                         Capital Group,        Predecessor              Capital Group,            Predecessor
                                              Inc. -           Basis - Cole                  Inc. -               Basis - Cole
                                          Consolidated         Taylor Bank -             Consolidated             Taylor Bank -
                                         For the Three         For the Three            For the Period of         For the Six
                                          Months Ended         Months Ended             Feb. 12, 1997 to          Months Ended
                                         Jun. 30, 1997         Jun. 30, 1996             Jun. 30, 1997           Jun. 30, 1996
                                        ---------------        -------------           ------------------        -------------
1 Income before income taxes                    $4,266                $7,588                       $7,109              $13,980

ADD BACK FIXED CHARGES:

2 Total interest expense (1)                    17,095                16,396                       25,738               32,492
3 Interest included in operating
   lease rental expense (2)                        331                   275                          517                  542
4 Preferred stock dividend (3)                   1,324                   ---                        2,045                  ---
                                               -------               -------                      -------              -------
5 Adjusted earnings including
   interest on deposits                         23,016                24,259                       35,409               47,014
6 Less:  interest expense on deposits           12,851                13,574                       19,516               26,229
                                               -------               -------                      -------              -------
7 Adjusted earnings excluding
   interest on deposits                        $10,165               $10,685                      $15,893              $20,785
                                               =======               =======                      =======              =======
8 Fixed charges including interest on
   deposits (line 2 + line 3 + line 4)         $18,750               $16,671                      $28,300              $33,034
                                               =======               =======                      =======              =======
9 Fixed charges excluding interest on
   deposits (line 8 - line 6)                   $5,899                $3,097                       $8,784               $6,805
                                               =======               =======                      =======              =======

RATIO OF EARNINGS TO FIXED CHARGES

  Including interest on deposits
   (line 5 / line 8)                              1.23                  1.46                         1.25                 1.42
                                               =======               =======                      =======              =======
  Excluding interest on deposits
   (line 7 / line 9)                              1.72                  3.45                         1.81                 3.05
                                               =======               =======                      =======              =======

(1) Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.

(2) Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.

(3) Preferred stock dividends have been computed based on $38,250,000 of preferred stock issued and a dividend rate of 9% per annum. The stock dividend amount has been grossed up to compute the pretax income equivalent assuming an estimated 35% tax rate.


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